Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of PolyPid Ltd. (the “Company”) for the registration of ordinary shares and to the incorporation by reference therein of our report dated March 6, 2024 (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1c to the consolidated financial statements), with respect to the consolidated financial statements of the Company and its subsidiaries, included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER

A Member of EY Global

Haifa, Israel

January 21, 2025